Exhibit 99.1

TowerBrook and CD&R Complete Acquisition of R1 RCM

R1 RCM Becomes Privately Held Company; Joe Flanagan Reappointed as CEO

MURRAY, Utah – November 19, 2024 – R1 RCM Inc. (“R1”), a leader in automating revenue management for healthcare providers, today announced that investment funds affiliated with TowerBrook Capital Partners (“TowerBrook”) and Clayton, Dubilier & Rice (“CD&R”) have completed their previously announced acquisition of R1.

On August 1, 2024, TowerBrook, CD&R and R1 announced that they had entered into a definitive merger agreement under which all outstanding shares of R1 common stock that TowerBrook did not own would be acquired for $14.30 per share in cash, valuing R1 at approximately $8.9 billion.

With the completion of the transaction, R1’s common stock has ceased trading and will no longer be listed on Nasdaq. R1 also intends to make the applicable filings with the U.S. Securities and Exchange Commission to suspend its periodic reporting obligations.

In connection with the closing of the transaction, Joe Flanagan became Chief Executive Officer of R1, replacing Lee Rivas. Mr. Flanagan first joined R1 in April 2013, has served on the R1 Board of Directors since May 2016 and served as CEO of R1 from May 2016 through January 2023. Mr. Flanagan will continue to serve on the R1 Board of Directors in addition to leading the organization as its new CEO. Mr. Flanagan brings more than 20 years of management experience and will drive continued operational excellence, technology leadership and value creation for R1’s client partners.

“R1 stands apart as the premier revenue management platform, leveraging advanced automation to set new standards in healthcare revenue performance,” said Mr. Flanagan. “TowerBrook and CD&R’s investment will propel our innovation as we expand our intelligent automation capabilities and drive customer value. On behalf of the Board, I thank Lee for his invaluable contributions and wish him continued success. I’m enthusiastic about our strengths and opportunities to serve the broader market and maintain our steadfast commitment to customers’ success.”

Advisors

Qatalyst Partners LP and Barclays Capital Inc. served as financial advisors and Skadden, Arps, Slate, Meagher & Flom LLP acted as legal counsel to the special committee of the R1 Board of Directors. Kirkland & Ellis LLP acted as legal counsel to R1.

Centerview Partners LLC served as lead financial advisor to TowerBrook and CD&R. In addition, Deutsche Bank AG New York Branch, Royal Bank of Canada, The Toronto-Dominion Bank, New York Branch, UBS AG, Stamford Branch, Wells Fargo Bank, National Association, BNP Paribas, Banco Santander, S.A., New York Branch, Mizuho Bank, Ltd., Natixis, New York Branch, Sumitomo Mitsui Banking Corporation, Citizens Bank, N.A., Apollo Capital Management, L.P., Ares Capital Management LLC and Golub Capital LLC provided financing for the transaction. Wachtell, Lipton, Rosen & Katz acted as legal counsel to TowerBrook, and Debevoise & Plimpton LLP acted as legal counsel to CD&R.

About TowerBrook

TowerBrook Capital Partners is a purpose-driven, transatlantic investment management firm with assets under management in excess of $21.5 billion. As a disciplined investor with a commitment to fundamental value, TowerBrook seeks to deliver superior, risk-adjusted returns to investors on a consistent basis, guided by TowerBrook Responsible Ownership™ principles which are central to the firm’s value creation strategy. TowerBrook partners with talented, experienced managers and senior advisors who share the firm’s values and support its investment objectives, providing capital and resources to transform the capabilities and prospects of the businesses in which it invests, driving better outcomes for all stakeholders. TowerBrook takes an entrepreneurial, multinational, single-team approach and since inception in 2001 has invested in more than 90 companies on both sides of the Atlantic. TowerBrook is the first mainstream private equity firm to be certified as a B Corporation, demonstrating leadership in its commitment to environmental, social and governance (ESG) standards and responsible business practices. For more information, please visit www.towerbrook.com.

About Clayton, Dubilier & Rice

Founded in 1978, Clayton, Dubilier & Rice (CD&R) is a leading private investment firm with a strategy of generating strong investment returns by building more robust and sustainable businesses through the combination of skilled investment experience and deep operating capabilities. In partnership with the management teams of its portfolio companies, CD&R takes a long-term view of value creation and emphasizes positive stewardship and impact. The firm invests in businesses that span a broad range of industries, including industrial, healthcare, consumer, technology and financial services end markets. CD&R is privately owned by its partners and has offices in New York and London. For more information, please visit www.cdr.com and follow the firm’s activities through LinkedIn and @CDRBuilds on X/Twitter.

About R1 RCM

R1 is a leading provider of technology-driven solutions that transform the financial performance and patient experience for health systems, hospitals, and physician groups. R1’s proven and scalable operating models seamlessly complement a healthcare organization’s infrastructure, quickly driving sustainable improvements to net patient revenue and cash flows while driving revenue yield, reducing operating costs, and enhancing the patient experience. To learn more, visit: r1rcm.com.

Contacts

Investor Relations:

Evan Smith, CFA

(516) 743-5184

investorrelations@r1rcm.com

Media Contact for R1:

Josh Blumenthal

(323) 449-4380

media@r1rcm.com

Media Contact for TowerBrook:

Alex Yankus

Brunswick Group

(917) 818-5204

towerbrookcapital@brunswickgroup.com

Media Contact for CD&R:

Jon Selib

(212) 407-5200

JSelib@cdr.com